EXHIBIT 16

[KPMG LETTERHEAD]

March 3, 1999


Mr. Richard Leto
Chadmoore Wireless Group, Inc.
2875 E. Patrick Lane, Suite G
Las Vegas, Nevada  89120

Dear Mr. Leto:

This is to confirm that the client-auditor relationship between Chadmoore Wireless Group, Inc. and KPMG LLP has ceased.

Very truly yours,

[KPMG LLP]

cc:     Chief Accountant
        Securities and Exchange Commission